Exhibit 5.1
Charles J. Bair
+1 858 550 6142
cbair@cooley.com
March 23, 2023
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion, as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,388,673 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), consisting of (a) 2,898,337 shares of Common Stock issuable pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and (b) 490,336 shares of Common Stock issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (together with the 2015 Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s certificate of incorporation, and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

March 23, 2023
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,
Cooley LLP
By: /s/ Charles J. Bair
Charles J. Bair

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6420 f: (858) 550-6000 cooley.com